Exhibit 1.1

CHATHAM LODGING TRUST

(a Maryland real estate investment trust)

4,800,000 Shares of 6.625% Series A

Cumulative Redeemable Preferred Shares of Beneficial Interest

UNDERWRITING AGREEMENT

Dated: June 23, 2021

CHATHAM LODGING TRUST

(a Maryland real estate investment trust)

4,800,000 Shares of 6.625% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest

(Par Value $0.01 Per Share)

UNDERWRITING AGREEMENT

June 23, 2021

WELLS FARGO SECURITIES, LLC

550 South Tryon Street

Charlotte, North Carolina 28202

as Representative of the several Underwriters

Ladies and Gentlemen:

Chatham Lodging Trust, a Maryland real estate investment trust (the “Company”), and Chatham Lodging, L.P., a Delaware limited partnership (the “Operating Partnership”), confirm their agreement with Wells Fargo Securities, LLC (“Wells Fargo”), and each of the other underwriters, if any, named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Wells Fargo is acting as the representative (in such capacity, the “Representative”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the number of shares of 6.625% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Company (the “Preferred Shares” or “Securities”) set forth in Schedule A attached hereto.

The Company will contribute the net proceeds from the sale of the Securities to the Operating Partnership, of which it is the sole general partner, and in exchange therefor, at the Closing Time referred to in Section 2(b), the Operating Partnership will issue to the Company preferred units of limited partnership interest in the Operating Partnership (“Preferred Units”).

The Company has filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S-3 (No. 333-251600) covering the public offering and sale of certain securities, including the Securities under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), which shelf registration statement has been declared effective by the Commission. Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus in accordance with the provisions of Rule 424(b) (“Rule 424(b)”) of the 1933 Act Regulations. Any information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B of the 1933 Act Regulations (“Rule 430B”) is referred to as “Rule 430B Information.” Each preliminary prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, are collectively referred to as the “preliminary prospectus.” Such registration statement, at any given time, including the amendments thereto to such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time and the documents otherwise deemed to be a part thereof or included therein by 1933 Act Regulations, is herein called the “Registration Statement.” The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.” The final prospectus in the form first furnished to the Underwriters for use in connection with the offering of the Securities, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at the time of the execution of this Agreement are collectively referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval system (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be.

SECTION 1. Representations and Warranties.

(a)    Representations and Warranties by the Company and the Operating Partnership. Each of the Company and the Operating Partnership represents and warrants, jointly and severally, to each Underwriter as of the date hereof, the Applicable Time referred to in Section 1(a)(ii) hereof and as of the Closing Time referred to in Section 2(b) hereof, and agrees with each Underwriter, as follows:

(i)    Compliance with Registration Requirements. The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the applicable conditions set forth in Form S-3 (including General Instructions I.A and I.B) under the 1933 Act and the Securities have been duly registered under the 1933 Act pursuant to the Original Registration Statement. At the time of filing the Original Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 of the 1933 Act Regulations. The Company has not received from the Commission any notice pursuant to Rule 401(g) of the 1933 Act Regulations objecting to the use of Form S-3. The initial effective date of the Original Registration Statement was not earlier than the date three years before the Applicable Time (as defined below).

(ii)    Registration Statement, Prospectus and General Disclosure Package at Applicable Time. The Original Registration Statement and any post-effective amendment thereto have been declared effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company and the Operating Partnership, are threatened by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Registration Statement and each amendment thereto became effective, at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2)

of the 1933 Act Regulations, and at the Closing Time, the Registration Statement complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Neither the Statutory Prospectus (as defined below) nor the Prospectus nor any amendments or supplements to the Statutory Prospectus or Prospectus, as of the date of the Statutory Prospectus or Prospectus or any such amendment or supplement and, as so amended or supplemented at such time, at the Closing Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus (including the prospectus or prospectuses filed as part of the Original Registration Statement or any amendment thereto), each Statutory Prospectus and the Prospectus complied or will comply when so filed in all material respects with the 1933 Act Regulations and each preliminary prospectus, Statutory Prospectus and the Prospectus used in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T promulgated by the Commission.

As of the Applicable Time, neither (x) the Issuer General Use Free Writing Prospectus(es) (as defined below) issued at or prior to the Applicable Time and attached to Schedule B attached hereto, (y) the most recent preliminary prospectus (including any documents incorporated therein by reference) that is distributed to investors prior to the Applicable Time, and (z) any other free writing prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer Limited Use Free Writing Prospectus (as defined below), when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 5:00 p.m. (Eastern time) on June 23, 2021, or such other time as agreed by the Company and the Representative.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including, without limitation, any free writing prospectus as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”) relating to the Securities that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show” as defined in Rule 433), as evidenced by its being specified in Schedule B hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Statutory Prospectus” as of any time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof.

Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the issuer notified or notifies the Representative as described in Section 3(e), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative expressly for use therein.

(iii)    Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1933 Act and 1933 Act Regulations or the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), as applicable, and, when read together with the other information in the Prospectus, (a) at the time the Original Registration Statement became effective, (b) at the Applicable Time, and (c) at the Closing Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iv)    Good Standing of the Company and its Subsidiaries. Each of the Company and its subsidiaries, as set forth in Rule 405 under the 1933 Act (each, a “Subsidiary”) has been duly organized, is validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing could not, in the aggregate, reasonably be expected to have a material adverse change in the business, properties, operations, shareholders’ equity, condition (financial or otherwise) or prospects of the Company and of the Subsidiaries taken, as a whole (any such change a “Material Adverse Change”); each of the Company and its Subsidiaries has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the Subsidiaries listed on Exhibit A attached hereto.

(v)    Capitalization. The Company has an authorized capitalization as set forth in the Prospectus, and all of the issued and outstanding common shares of beneficial interest, $0.01 par value per share, of the Company (the “Common Shares”) have been duly authorized and validly issued, are fully paid and non-assessable, conform to the description thereof contained in the Prospectus and were issued in compliance with federal and state securities laws and not in violation of any preemptive right, resale right, right of first refusal or similar right. Except for the issuance of Preferred Units by the Operating Partnership or other securities of the Company or its subsidiaries not required to be disclosed pursuant to Form 8-K of as described in the Prospectus, no options, warrants or other rights to purchase or exchange any securities for Common Shares of the Company or capital stock or other equity interest of any of its Subsidiaries are outstanding. Except as described in the Prospectus, all of the issued shares of capital stock or other equity interest of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims as could not, in the aggregate, reasonably be expected to have a Material Adverse Change.

(vi)    Authorization and Description of Securities. The Securities to be issued and sold by the Company to the Underwriters hereunder have been duly authorized and, upon payment and delivery in accordance with this Agreement, will be validly issued, fully paid and non-assessable, will conform to the description thereof in the Registration Statement, the General Disclosure Package and the Prospectus and such description conforms to the rights set forth in the instruments defining the same, will be issued in compliance with federal and state securities laws and will be free of statutory and contractual preemptive rights, rights of first refusal and similar rights. The certificates for the Securities, if any, are in due and proper form; no holder of the Securities will be subject to personal liability by reason of being such a holder.

(vii)    Authorization of Preferred Units. The Preferred Units have been duly authorized and, upon payment and delivery, will be validly issued, fully paid and nonassessable, will conform to the description thereof contained in the Prospectus, will be issued in compliance with federal and state securities laws and will be free of statutory and contractual preemptive rights, rights of first refusal and similar rights.

(viii)    Operating Partnership General Partner. The Company is the sole general partner of the Operating Partnership. The partnership agreement of the Operating Partnership and the aggregate percentage interests of the Company and the partners in the Operating Partnership conform to the description set forth in the Prospectus.

(ix)    Authorization of Common Shares Upon Conversion. The Common Shares issuable upon conversion of the Securities, if applicable, have been duly authorized by all necessary corporate action and such shares, when issued upon such conversion will be duly and validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights and will be free and clear of all liens, encumbrances, equities or claims. The Company has duly and validly reserved such Common Shares for issuance upon conversion of the Securities.

(x)    Awards. With respect to the share awards, long-term incentive plan units issued by the Operating Partnership and other equity-based awards (the “Equity Incentive Awards”) granted pursuant to the Company’s equity incentive plan (the “Equity Incentive Plan”), (i) each Equity Incentive Award intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) so qualifies, (ii) each grant of an Equity Incentive Award was duly authorized no later than the date on which the grant of such Equity Incentive Award was by its terms to be effective by all necessary trust action, including, as applicable, approval by the Board of Trustees of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Equity Incentive Plan, the 1934 Act and all other applicable laws, including the rules of the Exchange, and

(iv)    each such grant was properly accounted for in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”) in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the Commission in accordance with the 1933 Act and the 1934 Act. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Equity Incentive Awards prior to, or otherwise coordinated the grant of Equity Incentive Awards simultaneously with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their results of operations or prospects. A sufficient number of Common Shares have been reserved for issuance of Equity Incentive Awards under the Company’s Equity Incentive Plan.

(xi)    Obligations to Issue Securities. Except for the Common Shares reserved for issuance in connection with each of the (i) Company’s Equity Incentive Plan, (ii) Sales Agreement, dated January 4, 2021, by and among the Company, the Operating Partnerships and each of the agents named therein and (iii) Securities, each as described in the Prospectus, no Common Shares are reserved for any purpose.

(xii)    Company and Operating Partnership Authorization of Agreement and Offering. Each of the Company and the Operating Partnership has all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and the Operating Partnership.

(xiii)    Partnership Agreement. The agreement of limited partnership of the Operating Partnership (the “Operating Partnership Agreement”) has been duly and validly authorized, executed and delivered by the Company, in its capacity as sole general partner of the Operating Partnership, and constitutes a valid and binding agreement of limited partnership, enforceable in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) any implied covenant of good faith and fair dealing. The Operating Partnership Agreement conforms in all material respects to the description thereof contained in the Prospectus.

(xiv)    Absence of Further Requirements. No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets is required for the execution, delivery and performance of this Agreement by the Company and the Operating Partnership, the consummation of the transactions contemplated hereby and the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in the Prospectus, except for the registration of the Securities under the 1933 Act, such consents, approvals, authorizations, registrations or qualifications as may be required under the 1934 Act and applicable state securities laws in connection with the sale of the Securities to the Underwriters and as would not reasonably be expected to have a Material Adverse Change.

(xv)    Registration Rights. Except as disclosed in the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the 1933 Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the 1933 Act.

(xvi)    Absence of Business Interruption. Neither the Company nor any of its Subsidiaries has sustained, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, and since such date, there has not been any change in the capital stock or long-term debt of the Company, any of its Subsidiaries or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, shareholders’ equity, properties, management, business or prospects of the Company and its Subsidiaries taken as a whole, except as disclosed in the Prospectus or as could not, in the aggregate, reasonably be expected to have a Material Adverse Change.

(xvii)    Absence of Certain Changes. Except as otherwise disclosed in the Prospectus, subsequent to the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, the Company has not (i) incurred any liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (ii) entered into any material transaction not in the ordinary course of business or (iii) declared or paid any dividend on its capital stock.

(xviii)    Historical Financial Statements. The historical financial statements (including the related notes and supporting schedules) included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus comply as to form in all material respects with the requirements of Regulation S-X under the 1933 Act and present fairly the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. All disclosures contained in the Registration Statement, the General Disclosure Package and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the 1934 Act and the 1934 Act Regulations and Item 10 of Regulation S-K under the 1933 Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

(xix)    Pro Forma Financial Statements. The pro forma financial statements incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus. The pro forma financial statements incorporated by reference in the Prospectus comply as to form in all material respects with the applicable requirements of Regulation S-X under the 1933 Act.

(xx)    Independent Accountants. PricewaterhouseCoopers LLP, who has audited certain financial statements of the Company and its consolidated Subsidiaries, whose report is incorporated by reference in the Prospectus, are independent public accountants as required by the 1933 Act.

(xxi)    Title to Property. The Company and each of its Subsidiaries have good and marketable title in fee simple to all real property described in the Prospectus as owned by them (the “Company Properties”) and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects, except such as are described in the Prospectus or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries; and all assets held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as do not materially interfere with the use made and proposed to be made of such assets by the Company and its Subsidiaries.

(xxii)    Title Insurance. The Company or its Subsidiaries have an owner’s title insurance policy, from a nationally recognized title insurance company licensed to issue such policy, on each Company Property that insures the fee interest in the Company Property, which policies include only commercially reasonable exceptions, and with coverage in amounts at least equal to amounts that are generally deemed in the Company’s industry to be commercially reasonable in the markets where each Company Property is located.

(xxiii)    Code Compliance. Each of the Company Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to each of the Company Properties), except for such failures to comply that would not, in the aggregate, have a Material Adverse Change; there does not exist any violation of any declaration of covenants, conditions and restrictions with respect to the Company Properties that would, singly or in the aggregate, have a Material Adverse Change, and the Company has no knowledge of any state of facts or circumstances or condition or event that would, with the giving of notice or passage of time, or both, reasonably be expected to constitute such a violation; and the Company has no knowledge of any pending or threatened condemnation proceeding, zoning change or other proceeding or action that would reasonably be expected to have a Material Adverse Change.

(xxiv)    Insurance. The Company and each of its Subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as the Company believes is adequate for the conduct of their respective businesses and the value of their respective properties and customary for companies engaged in similar businesses in similar industries. All policies of insurance of the Company and its Subsidiaries are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies in all material respects; and neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance; there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not reasonably be expected to have a Material Adverse Change.

(xxv)    Statistical and Market Related Data. The statistical and market-related data included in the Prospectus or incorporated by reference therein are based on or derived from sources that the Company believes to be reliable and accurate in all material respects.

(xxvi)    Investment Company Act. Neither the Company nor any Subsidiary is, and at each Applicable Time and, after giving effect to the offer and sale of the Securities and the application of the proceeds therefrom as described under “Use of Proceeds” in the Prospectus, none of them will be, required to be registered as an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(xxvii)    Absence of Proceedings. Except as disclosed in the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property or assets of the Company or any of its Subsidiaries is the subject that would, in the aggregate, reasonably be expected to have a Material Adverse Change or would, in the aggregate, reasonably be expected to cause a Material Adverse Change on the performance of this Agreement or the consummation of the transactions contemplated hereby; and to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.

(xxviii)    Accuracy of Exhibits. There are no legal or governmental proceedings or contracts or other documents of a character required to be described in the Registration Statement or the Prospectus or, in the case of documents, to be filed as exhibits to the Registration Statement, that are not so described and filed as required. Neither the Company nor any of its Subsidiaries has knowledge that any other party to such contract, agreement or arrangement has any intention not to render full performance as contemplated by the terms thereof; and that statements made in the Prospectus insofar as they purport to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings or contracts and other documents, constitute accurate summaries of the terms of such statutes, rules and regulations, legal and governmental proceedings and contracts and other documents in all material respects.

(xxix)    Related Party Transactions. Except as described in the Prospectus, no relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the trustees, officers, shareholders, customers or suppliers of the Company or any of its Subsidiaries, on the other hand, that is required to be described by the 1933 Act in the Prospectus which is not so described.

(xxx)    Absence of Labor Disputes. Except as disclosed in the Prospectus, no labor dispute by the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent.

(xxxi)    ERISA. (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) that is subject to Title I of ERISA and for which the Company or any member of its “Controlled Group” (defined as any trade or business, whether or not incorporated, which is required to be treated as a single employer with the Company under Section 414 of the Code would have any liability (each a “Plan”) has been maintained in all material respects in compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) for each Plan that is subject to the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, as applicable, has been satisfied (without taking into account any waiver thereof or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver thereof or extension of any amortization period); (iii) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (b) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan), (c) neither the Company nor any member of its Controlled

Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC in the ordinary course and without default) in respect of such Plan (including a “multiemployer plan”, within the meaning of Section 4001(c)(3) of ERISA) and (d) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such Plan, excluding transactions effected pursuant to a statutory or administrative exemption; (iv) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification; and (v) there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or any foreign regulatory agency with respect to any Plan that could reasonably be expected to result in material liability to the Company or its Subsidiaries.

(xxxii)    Tax Returns. The Company and each of its Subsidiaries have filed all federal tax returns and all material state, local and foreign income and franchise tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all taxes due thereon, and no material tax deficiency has been determined adversely to the Company or any of its Subsidiaries, nor does the Company have any knowledge of any tax deficiencies that could, in the aggregate, reasonably be expected to have a Material Adverse Change.

(xxxiii)    Absence of Defaults and Conflicts. Neither the Company nor any of its Subsidiaries (i) is in violation of its declaration of trust or bylaws (or similar organizational documents), (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (ii) and (iii), to the extent any such conflict, breach, violation or default could not, in the aggregate, reasonably be expected to have a Material Adverse Change. The execution, delivery and performance of this Agreement by the Company and the Operating Partnership, the consummation of the transactions contemplated hereby and the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in the Prospectus will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject; (ii) result in any violation of the provisions of the declaration of trust or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries; or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (i) and (iii), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Change.

(xxxiv)    Books and Records. The Company and each of its Subsidiaries (i) make and keep accurate books and records and (ii) to the extent required by the 1934 Act and applicable accounting principles, will maintain effective internal control over financial reporting as defined in Rule 13a- 15 under the 1934 Act and a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain accountability for its assets, (C) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects. Except as disclosed in the Prospectus, the Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses or significant deficiencies in its internal control over financial reporting (other than as set forth in the Prospectus).

(xxxv)    Accounting and Disclosure Controls. (i) The Company and each of its Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company and its Subsidiaries in the reports they will file or submit under the 1934 Act is accumulated and communicated to management of the Company and its Subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(xxxvi)    Sarbanes-Oxley Act. There has been and is no failure on the part of the Company and any of the Company’s trustees or officers, in their capacities as such, to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(xxxvii)    Permits. The Company and each of its Subsidiaries have such permits, licenses, patents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own their properties and conduct their businesses in the manner described in the Prospectus, except for any of the foregoing that would not, in the aggregate, reasonably be expected to have a Material Adverse Change; each of the Company and its Subsidiaries has fulfilled and performed all of its obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Change.

(xxxviii)    Environmental Laws. The Company and each of its Subsidiaries (i) are, and at all times prior hereto were, in compliance with all laws, statutes, regulations, ordinances, common law, rules, orders, judgments, decrees, policies, permits or other legal requirements of any governmental authority, including without limitation any international, national, state, provincial, regional, or local authority, relating to the protection of human health or safety, the environment, or natural resources, or to hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) applicable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all permits and authorizations and approvals required by Environmental Laws to conduct their respective businesses, and (ii) have not received notice of any actual or alleged violation of or responsibility under Environmental Laws, or of any potential liability for or other obligation concerning the presence, disposal or release any Hazardous Material (as hereinafter defined), except as would not qualify as a Material Adverse Change. Except as described in the Prospectus, (A) there are no proceedings that are pending, or known to be contemplated, against the Company or any of its Subsidiaries under Environmental Laws in which a governmental authority is also a party, (B) the Company and its Subsidiaries are not aware of any issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its Subsidiaries, taken as a whole, and (C) none of the Company and its Subsidiaries anticipates material capital expenditures relating to Environmental Laws. As used herein, “Hazardous Material” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, toxic mold, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

(xxxix)    Environmental Liabilities. The Company has obtained standard Phase I Environmental Audits with respect to each of the Company Properties and, except as described in the Prospectus: (i) the Company has not received any notice of, and has no knowledge of, any occurrence or circumstance which, with notice or passage of time or both, could give rise to a claim or liability under or pursuant to any Environmental Law, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change; and (ii) none of the Company Properties is included and, to the knowledge of the Company, none is proposed for inclusion on the National Priorities List issued pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 by the United States Environmental Protection Agency or, to the knowledge of the Company, proposed for inclusion on any similar list or inventory.

(xl)     Anti-Discrimination and other Employment Laws. Neither the Company nor any Subsidiary is in violation of or has received notice of any violation with respect to any federal or state law relating to discrimination in the hiring, promotion or pay of employees, nor any applicable federal or state wage and hour laws, nor any state law precluding the denial of credit due to the neighborhood in which a property is situated, the violation of any of which could reasonably be expected to have a Material Adverse Change.

(xli)     Company Federal Tax Status. Commencing with its taxable year ending December 31, 2010, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, and the Company’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and proposed method of operation set forth in the Prospectus are true, complete and correct in all material respects.

(xlii)     Operating Partnership Federal Tax Status. The Operating Partnership is and has been at all times classified as a partnership, and not as an association or partnership taxable as a corporation, for federal income tax purposes.

(xliii)     Subsidiary Dividends. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as described in the Prospectus.

(xliv)    Anti-Bribery Laws. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any trustee, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken any direct or indirect unlawful payment to any foreign or domestic government official or employee, foreign political party or official thereof or any candidate for foreign political office, from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. The Company and its Subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(xlv)    Money Laundering Laws. The Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xlvi)    OFAC. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any trustee, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently the subject or target of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions (a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory that, at the time of such financing, is a Sanctioned Country or a target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor, or otherwise) of Sanctions. For the past five years, the Company and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged, and will not engage in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(xlvii)    IT Systems. The Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases used to process, store, maintain and operate data, information and functions (collectively, “IT Systems”) are reasonably believed by the Company to be adequate in all respects for, and operate and perform in all respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted and, to the Company’s knowledge, are free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants, except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Change. The Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and, to the knowledge of the Company, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that (a) have been remedied without cost or liability or (b) did not result in a duty to notify any regulator or other person, nor any incidents under internal review or investigations relating to the same, except for such failures as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Change. The Company and its subsidiaries are in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except for such failures as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Change.

(xlviii)    Absence of Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(xlix)    Listing and Registration. The Company will register the Securities pursuant to Section 12(b) or 12(g) of the 1934 Act. The Company has applied to list the Securities on the New York Stock Exchange (“NYSE”) and will use its best efforts to affect such listing within the period set forth in the Prospectus. The Company is in compliance with all applicable listing requirements of the NYSE.

(l)     No Prior Offer. There has been no sale, offer for sale, solicitation of an offer to buy or negotiation in respect of any security that would be integrated with the offering of the Securities in a manner that would require the registration of such securities under the 1933 Act.

(li)    Finder’s Fees. The Company has not incurred any liability for any finder’s fees or similar payments in connection with the transactions herein contemplated, except as may otherwise exist with respect to the Underwriters pursuant to this Agreement.

(lii)    Officer’s Certificates. Any certificate signed by any officer of the Company or the general partner of the Operating Partnership and delivered to the Representative or to counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company or the Operating Partnership, as the case may be, as to matters covered thereby, to each Underwriter.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a)    Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price per share set forth on the Issuer General Use Free Writing Prospectus attached to Schedule B attached hereto less underwriter’s discounts and commissions of $0.7875 per share, the number of Preferred Shares set forth on Schedule A attached hereto opposite the name of such Underwriter, plus any additional number of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.

(b)    Payment. Payment of the purchase price for, and delivery of certificates for, the Preferred Shares shall be made at the offices of Hunton Andrews Kurth LLP, or at such other place as shall be agreed upon by the Representative and the Company, at 10:00 a.m. (Eastern time) on the fifth business day after the date hereof (unless postponed in accordance with the provisions of Section 10 hereof), or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Representative for account of the Underwriters of certificates for the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities, which it has agreed to purchase. The Representative may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(c)    Denominations; Registration. Certificates for the Securities shall be in such denominations and registered in such names as the Representative may request in writing at least one full business day before the Closing Time. The certificates for the Securities will be made available for examination and packaging by the Representative in The City of New York not later than 10:00 a.m. (Eastern time) on the business day prior to the Closing Time.

SECTION 3. Covenants of the Company. Each of the Company and the Operating Partnership, jointly and severally, covenants with each Underwriter as follows:

(a)    Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b), will comply with the requirements of Rule 430B and will notify the Representative immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or new registration statement relating to the Securities shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or the filing of a new registration statement or any amendment or supplement to the Prospectus or any document incorporated by reference therein or otherwise deemed to be a part thereof or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or such new registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement, and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment. If requested by the Representative, the Company shall file the Issuer General Use Free Writing Prospectus attached to Schedule B attached hereto as an “issuer free writing prospectus” pursuant to Rule 433 prior to the close of business two business days after the date hereof.

(b)    Filing of Amendments and 1934 Act Documents. The Company will give the Representative notice of its intention to file or prepare any amendment to the Registration Statement or new registration statement relating to the Securities or any amendment, supplement or revision to either any preliminary prospectus (including any prospectus included in the Original Registration Statement or amendment thereto at the time it became effective) or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, and the Company will furnish the Representative with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representative or counsel for the Underwriters shall object (unless such document is required to be filed within such period pursuant to the 1934 Act or 1934 Act Regulations). The Company has given the Representative notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representative notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representative with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Representative or counsel for the Underwriters shall object unless such document is required to be filed within such period pursuant to the 1934 Act or 1934 Act Regulations.

(c)    Delivery of Registration Statements. The Company has furnished or will deliver to the Representative and counsel for the Underwriters, without charge, conformed copies of the Original Registration Statement and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein or otherwise deemed to be a part thereof) and conformed copies of all consents and certificates of experts, and will also deliver to the Representative, without charge, a conformed copy of the Original Registration Statement and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Original Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T promulgated by the Commission.

(d)    Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act and the 1933 Act Regulations, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T promulgated by the Commission.

(e)    Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act and the 1933 Act Regulations to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment, supplement or new registration statement as may be necessary to correct such statement or omission or to comply with such requirements, the Company will use its commercially reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable (if it is not an automatic shelf registration statement with respect to the Securities) and the Company will furnish to the Underwriters such number of copies of such amendment, supplement or new registration statement as the Underwriters may reasonably request. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement (or any other registration statement relating to the Securities) or the Statutory Prospectus or any preliminary prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representative and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f)    Blue Sky Qualifications. The Company will use its commercially reasonable best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representative may designate and to maintain such qualifications in effect for a period of not less than one year from the date hereof; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will also supply the Underwriters with such information as is necessary for the determination of the legality of the Securities for investment under the laws of such jurisdictions as the Underwriters may request.

(g)    Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h)    Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus under “Use of Proceeds.”

(i)    1934 Act; Listing. The Company will use its commercially reasonable efforts to effect the registration of the securities under the 1934 Act and the listing of the Securities on the NYSE.

(j)    Restriction on Sale of Securities. During a period of 30 days from the date of this Agreement, the Company will not, without the prior written consent of the Representative, (i) directly or indirectly, issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the purchase or sale of, or lend or otherwise transfer or dispose of, any additional Preferred Shares or any securities that are substantially similar to the Preferred Shares, or file, or cause to be filed, any registration statement under the 1933 Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Preferred Shares or such other securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Preferred Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the Securities to be sold hereunder.

(k)    Reporting Requirements. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1933 Act Regulations, will file all documents required to be filed with the Commission pursuant to the 1934 Act and the 1934 Act Regulations within the time periods required by the 1934 Act and the 1934 Act Regulations. The Company will provide upon request a copy of such documents filed.

(l)    Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representative, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representative, it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 of the 1933 Act Regulations, required to be filed with the Commission; provided, however, that prior to the filing of the Issuer General Use Free Writing Prospectus attached to Schedule B attached hereto, the Underwriters are authorized to use the information with respect to the final terms of the Securities in communications conveying information relating to this offering to investors. Any such free writing prospectus consented to by the Company and the Representative is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

(m)    Sarbanes-Oxley Act. The Company and its subsidiaries will use their best efforts to comply with all effective applicable provisions of the Sarbanes-Oxley Act of 2002.

(n)    Annual Report. The Company will furnish to its shareholders within a one-year period an annual report (including a consolidated balance sheet and statements of income, shareholders’ equity and cash flow of the Company and its subsidiaries for such fiscal year, accompanied by a copy of the certificate or report thereon of nationally recognized independent certified public accountants).

(o)    Transfer Agent. The Company will maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Preferred Shares and Common Shares.

(p)    Investment Company Act. The Company will take such steps as shall be necessary to reasonably ensure that neither the Company nor the Operating Partnership shall become an “investment company” as such term is defined under the Investment Company Act.

(q)    REIT Treatment. The Company will use its commercially reasonable efforts to meet the requirements to qualify, for the taxable year ending December 31, 2021, for taxation as a REIT under the Code.

(r)    Reservation of Common Shares. The Company will reserve the maximum number of Common Shares issuable upon conversion of the Securities until such time as such Common Shares have been issued or the Preferred Shares has been redeemed.

SECTION 4. Payment of Expenses.

(a)    Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (viii) the fees and expenses of any transfer agent or registrar for the Securities, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, if any, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the Representative and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, and (x) the fees and expenses incurred in connection with the listing of the Securities on the NYSE.

(b)    Termination of Agreement. If this Agreement is terminated by the Representative in accordance with the provisions of Section 5, Section 9(a)(i), Section 9(a)(iii) or Section 11 hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters to purchase the Securities hereunder are subject to the accuracy of the representations and warranties of the Company and the Operating Partnership contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)    Effectiveness of Registration Statement; Filing of Prospectus. The Registration Statement has become effective and at the Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430B).

(b)    Opinion of Counsel for Company. At the Closing Time, the Representative shall have received the opinion and negative assurance letter and tax opinion, dated as of Closing Time, of Hunton Andrews Kurth LLP, counsel for the Company, in the form attached hereto as Exhibit B-1 and B-2. With respect to this section, Hunton Andrews Kurth LLP may state that its beliefs are based upon its participation in the preparation of the Registration Statement and Prospectus and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified.

(c)    Opinion of Special Maryland Counsel for the Company. At the Closing Time, the Representative shall have received the opinion, dated as of the Closing Time, of Venable LLP, special Maryland counsel for the Company, in the form attached hereto as Exhibit C.

(d)    Opinion of Counsel for Underwriters. At the Closing Time, the Representative shall have received the opinion, dated as of the Closing Time, of Cooley LLP, counsel for the Underwriters, in form and substance satisfactory to the Representative. With respect to this section, Cooley LLP may state that its beliefs are based upon its participation in the preparation of the Registration Statement and Prospectus and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified.

(e)    Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus or the General Disclosure Package, (i) any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating according any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Section 3(a)(62) of the 1934 Act, (ii) any adverse change, or any development involving a prospective adverse change, in the condition, financial or otherwise, or in the earnings, assets, business affairs, business prospects, or operations of the Company and its subsidiaries, taken as a whole, or in the fee, ground lease, and mortgage interests, in the properties which the Company and its subsidiaries will own and/or operate as of the Closing Time, whether or not arising in the ordinary course of business, which would be material to the Company and its subsidiaries, taken as a whole, (iii) transactions or acquisitions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business which would reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, (iv) any dividend or distribution of any kind, declared, paid or made by the Company on any class of its capital stock, or (v) any change in the capital stock of the Company or the issued and outstanding membership units of the Operating Partnership or any increase in indebtedness of Company or any of its subsidiaries or in the indebtedness encumbering the properties which the Company and its subsidiaries will own and/or operate as of the Closing Time which would reasonably be expected to result in a Material Adverse Change, and the Representative shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time, to the effect that (a) the statements above are true and correct as of the Closing Time, (b) there has been no such Material Adverse Change, (c) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (d) the Company has complied with all agreements hereunder and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Time, and (e) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to their knowledge, contemplated by the Commission.

(f)    Operating Partnership Certificate. The Representative shall have received a certificate of an executive officer of the Company, as general partner of the Operating Partnership, dated as of the Closing Time, to the effect that (i) the representations and warranties in Section 1(a) applicable to the Operating Partnership are true and correct with the same force and effect as though expressly made at and as of the Closing Time and (ii) the Operating Partnership has complied with all agreements hereunder and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

(g)    Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representative shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to the Representative containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(h)    Bring-down Comfort Letter. At the Closing Time, the Representative shall have received from PricewaterhouseCoopers LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (g) above, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

(i)    Chief Financial Officer’s Certificate. At the Closing Time, if requested by the Representative, the Representative shall have received a certificate signed by the Chief Financial Officer of the Company certifying as to the preparation, completeness and accuracy of certain financial and statistical data relating to the Company included in the Prospectus.

(j)    1934 Act Registration; Approval of Listing. At the Closing Time, the Securities shall have been registered pursuant to Section 12(b) of the 1934 Act and approved for listing on the NYSE, subject only to official notice of issuance.

(k)    Series A Articles Supplementary. The articles supplementary to the Company’s charter establishing the terms of the Securities (the “Series A Articles Supplementary”) shall have been duly executed and filed by the Company with the State Department of Assessments and Taxation of Maryland and the Series A Articles Supplementary shall be effective under the Maryland laws applicable to REITs.

(l)    No Objection. The Financial Industry Regulatory Authority (“FINRA”) shall not have raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

(m)    Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representative and counsel for the Underwriters.

(n)    Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representative by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

SECTION 6. Indemnification.

(a)    Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, as such term is defined in Rule 405 of the 1933 Act Regulations (each, an “Affiliate”), its selling agents, employees, officers and directors, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, any Issuer Free Writing Prospectus, or any “road show” (as defined in Rule 433) not constituting an Issuer Free Writing Prospectus (a “Non-IFWP Road Show”) or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii)    against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clauses (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus, or the Prospectus (or any amendment or supplement thereto); it being understood and agreed that the only such information furnished in writing by or on behalf of the several Underwriters for inclusion in the Registration Statement (or any amendment thereto), any Issuer Free Writing Prospectus, or the Prospectus (or any amendment or supplement thereto): the last paragraph on the cover page concerning delivery of the Securities; the fourth paragraph of text under the caption “Underwriting” concerning the terms of the offering by the Underwriters; and the first and second sentences of the eleventh paragraph of text under the caption “Underwriting” concerning certain stabilizing transactions by the Underwriters.

(b)    Indemnification of Company, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 6(a) above, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus, or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representative expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment thereto).

(c)    Actions against Parties; Notification. Each indemnified party shall give notice as promptly in writing to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. Upon the request of the indemnified party, the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representative, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)    Settlement without Consent if Failure to Reimburse. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement of judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 6(c), such indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus bear to the aggregate initial public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates, selling agents, employees, officers and directors shall have the same rights to contribution as the Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, the Underwriters’ officers, employees or directors or any person controlling the Company, and (ii) delivery of and payment for the Securities.

SECTION 9. Termination of Agreement.

(a)    Termination; General. The Representative may terminate this Agreement by notice to the Company and the Operating Partnership, at any time at or prior to the Closing Time by notice to the Company and the Operating Partnership at any time at or prior to the relevant date of delivery: (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus (exclusive of any supplement thereto) or the General Disclosure Package, any Material Adverse Change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any Material Adverse Change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NYSE, or if trading generally on the NYSE American, the NYSE or in the Nasdaq Global Select Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either U.S. federal or New York authorities.

(b)    Liabilities. If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 shall survive such termination and remain in full force and effect.

SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(i)    if the number of Defaulted Securities does not exceed 10% of the number of the Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii)    if the number of Defaulted Securities exceeds 10% of the number of the Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, then the Representative shall have the right to postpone the Closing Time, for a period not exceeding seven calendar days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Default by the Company. If the Company shall fail at the Closing Time to sell the number of Securities that it is obligated to sell hereunder, then this Agreement shall terminate without any liability on the part of any nondefaulting party; provided, however, that the provisions of Sections 1, 4, 6, 7 and 8 shall remain in full force and effect. No action taken pursuant to this Section shall relieve the Company from liability, if any, in respect of such default.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication, including email. Notices to the Underwriters shall be directed to the Representative at Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202,

Attention: Transaction Management, Email: tmgcapitalmarkets@wellsfargo.com, with a copy to Cooley LLP, 55 Hudson Yards, New York, NY 10001, fax no. (212) 479-6275, Attention: Daniel I. Goldberg, Esq. and Josh Kaufman, Esq. and notices to the Company or the Operating Partnership shall be directed to it at Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401, Attention: Jeremy Wegner, Chief Financial Officer, with a copy to Hunton Andrews Kurth LLP, Riverfront Plaza, East Tower, 951 E. Byrd Street, Richmond, Virginia 23219-4074, Attention: David C. Wright, Esq.

SECTION 13. No Advisory or Fiduciary Relationship. The Company and the Operating Partnership acknowledge and agree that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and the Operating Partnership, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company or the Operating Partnership, or their stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company or the Operating Partnership with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or the Operating Partnership on other matters) and no Underwriter has any obligation to the Company or the Operating Partnership with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company or the Operating Partnership, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company and the Operating Partnership have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. Any review by the Representative or any Underwriter of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representative or such Underwriter, as the case may be, and shall not be on behalf of the Company, as the case may be, or any other person.

SECTION 14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) among the Company, the Operating Partnership and the Underwriters, or any of them, with respect to the subject matter hereof.

SECTION 15. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company and the Operating Partnership and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and the Operating Partnership and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and the Operating Partnership and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 16. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Representative is required to obtain, verify and record information that identifies its respective clients, including the Company, which information may include the name and address of its respective clients, as well as other information that will allow the Representative to properly identify its respective clients.

SECTION 17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 18. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 19. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. The parties agree that this Agreement and any other document delivered in connection herewith may be electronically signed, that any digital or electronic signatures (including pdf, facsimile or electronically imaged signatures provided by DocuSign, AdobeSign, or other agreed upon digital signature provider) appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, and that delivery of any such electronic signature to, or a signed copy of, this Agreement and such other documents may be made by facsimile, email or other electronic transmission.

SECTION 20. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 21. Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that any Underwriter that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)    In the event that any Underwriter that is a Covered Entity (as defined below) or a BHC Act Affiliate (as defined below) of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)     For purposes of this Section 21, the following terms shall have the following meanings: (w) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); (x) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (y) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2    or 382.1, as applicable; and (z) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company and the Operating Partnership in accordance with its terms.

[Remainder of this page intentionally left blank]

Very truly yours,

CHATHAM LODGING TRUST

By:	/s/ Dennis M. Craven
	Name:	Dennis M. Craven
	Title:	Executive Vice President and Chief Operating Officer

CHATHAM LODGING, L.P.,

By:	Chatham Lodging Trust, its general partner

By:	/s/ Dennis M. Craven
	Name:	Dennis M. Craven
	Title:	Executive Vice President and Chief Operating Officer

[Remainder of this page intentionally left blank]

WELLS FARGO SECURITIES, LLC
By: WELLS FARGO SECURITIES, LLC

By	/s/ Carolyn Hurley
Authorized Signatory

For itself and as Representative of the other

Underwriters named in Schedule A hereto.

SCHEDULE A

Name of Underwriter	Number of Securities
WELLS FARGO SECURITIES, LLC	1,344,000
BARCLAYS CAPITAL INC.	576,000
BOFA SECURITIES, INC.	576,000
CITIGROUP GLOBAL MARKETS INC.	576,000
BMO CAPITAL MARKETS CORP.	360,000
REGIONS SECURITIES LLC	360,000
STIFEL, NICOLAUS & COMPANY, INCORPORATED	360,000
U.S. BANCORP INVESTMENTS, INC.	360,000
B. RILEY SECURITIES, INC.	144,000
JANNEY MONTGOMERY SCOTT LLC	144,000
Total Number of Securities	4,800,000

Schedule A-1

SCHEDULE B

GENERAL USE FREE WRITING PROSPECTUS

Final Pricing Terms dated June 23, 2021 Relating to Preliminary Prospectus Supplement dated June 23, 2021.

[Attached hereto]

Schedule B-1

Dated June 23, 2021

Filed Pursuant to Rule 433

Registration Statement No. 333-251600

Relating to Preliminary Prospectus Supplement

Dated June 23, 2021 to Prospectus Dated January 5, 2021

CHATHAM LODGING TRUST

6.625% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest

(Liquidation Preference $25.00 per Share)

FINAL PRICING TERMS

Issuer:	Chatham Lodging Trust

Title of Shares:	6.625% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series A Preferred Shares”)

Number of Shares:	4,800,000 Series A Preferred Shares

Maturity:	Perpetual (unless redeemed by the Issuer pursuant to its optional redemption right on or after June 30, 2026), or its special optional redemption right, or converted by an investor in connection with certain changes of control)

Trade Date:	June 23, 2021

Settlement Date:	June 30, 2021 (T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series A Preferred Shares before their delivery hereunder will be required, by virtue of the fact that the Series A Preferred Shares initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series A Preferred Shares who wish to trade the Series A Preferred Shares before their delivery hereunder should consult their own advisor.

Distribution Rate:	6.625% per annum of the $25.00 liquidation preference (equivalent to $1.65625 per annum per Series A Preferred Share)

Distribution Payment Dates:	January 15, April 15, July 15 and October 15, commencing October 15, 2021 (long first dividend period)

Conversion Rights:	Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date (as defined below), the Issuer has provided or provides notice of its election to redeem the Series A Preferred Shares) to convert some or all of the Series A Preferred Shares held by such holder on the Change of Control

Conversion Date into a number of the Issuer’s common shares of beneficial interest, par value $0.01 per share (“Common Shares”), per Series A Preferred Share to be converted equal to the lesser of: the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Share distribution payment and prior to the corresponding Series A Preferred Share distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Share Price (as defined below); and 3.701 (the “Share Cap”), subject to certain adjustments; subject, in each case, to provisions for the receipt of alternative consideration as described in the prospectus supplement.

If the Issuer has provided or provides a redemption notice, whether pursuant to the Issuer’s special optional redemption right in connection with a Change of Control or the Issuer’s optional redemption right, holders of Series A Preferred Shares will not have any right to convert the Series A Preferred Shares in connection with the Change of Control Conversion Right and any Series A Preferred Shares subsequently selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

A “Change of Control” is when, after the original issuance of the Series A Preferred Shares, the following have occurred and are continuing:

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Issuer entitling that person to exercise more than 50% of the total voting power of all shares of the Issuer entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

following the closing of any transaction referred to in the bullet above, neither the Issuer nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange, the NYSE American, LLC (“NYSE American”) or The Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

The “Change of Control Conversion Date” is the date the Series A Preferred Shares are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which the Issuer provides the required notice of the occurrence of a Change of Control to the holders of Series A Preferred Shares.

The “Common Share Price” will be: (i) the amount of cash consideration per Common Share, if the consideration to be received in the Change of Control by the holders of the Issuer’s Common Shares is solely cash, and (ii) the average of the closing price per Common Share on the NSYE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of Common Shares is other than solely cash.

Optional Redemption:	The Issuer may not redeem the Series A Preferred Shares prior to June 30, 2026, except as described below (see “Special Optional Redemption”) and in limited circumstances relating to the Issuer’s continuing qualification as a real estate investment trust. On and after June 30, 2026, the Issuer may, at its option, redeem the Series A Preferred Shares, in whole or from time to time in part by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. Any partial redemption will be on a pro rata basis or by lot.

Special Optional Redemption:	Upon the occurrence of a Change of Control, the Issuer may, at its option, redeem the Series A Preferred Shares, in whole or in part and within 120 days on or after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, the Issuer exercises any of its redemption rights relating to the Series A Preferred Shares (whether the Issuer’s optional redemption right or its special optional redemption right), the holders of Series A Preferred Shares will not have the conversion right described above.

Yield:	6.625%

Public Offering Price:	$25.00 per share

Purchase Price by Underwriters:	$24.2125 per share

Net Proceeds (before expenses):	$116,220,000

Underwriting Discount:	$3,780,000

Use of Proceeds:	The Issuer will contribute the net proceeds from this offering to its operating partnership in exchange for preferred units. The operating partnership intends to use the net proceeds to repay indebtedness under the Issuer’s revolving credit facility. Borrowings under the Issuer’s revolving credit facility that the operating partnership repays with net proceeds from this offering may be re-borrowed, subject to customary conditions. After using the net proceeds from this offering to repay indebtedness under the Issuer’s revolving credit facility, the operating partnership intends to re-borrow funds under the Issuer’s revolving credit facility to fund the purchase price for the Austin Acquisitions (as defined below). To the extent the operating partnership does not use the net proceeds of this offering to repay indebtedness under the Issuer’s revolving credit facility or fund the Austin Acquisitions, the operating partnership intends to use the net proceeds of this offering for general business purposes, including, without limitation, funding the Issuer’s investment activity, repayment of indebtedness and working capital. As of June 22, 2021, borrowings under the Issuer’s revolving credit facility totaled approximately $130.0 million, with interest on such borrowings of 3.0% and a maturity date of March 8, 2022. On June 15, 2021, the Issuer entered into a purchase and sale agreement to acquire two hotels located in Austin, Texas for an aggregate purchase price of approximately $71.2 million (the “Austin Acquisitions”).

Joint Book-Running Managers:	Wells Fargo Securities, LLC Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc.

Joint Lead Managers:	BMO Capital Markets Corp. Regions Securities LLC Stifel, Nicolaus & Company, Incorporated U.S. Bancorp Investments, Inc.

Senior Co-Managers:	B. Riley Securities, Inc. Janney Montgomery Scott LLC

Listing/Symbol:	NYSE / “CLDT-PA.”

ISIN:	US16208T2015

CUSIP:	16208T 201

The Issuer has filed a registration statement (including a prospectus dated January 5, 2021) and a preliminary prospectus supplement dated June 23, 2021 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

EXHIBIT A

SUBSIDIARIES OF THE COMPANY

1.	Chatham Lodging L.P.
2.	Chatham TRS Holding, Inc.
3.	Chatham Billerica HS LLC
4.	Chatham Bloomington HS LLC
5.	Chatham Brentwood HS LLC
6.	Chatham Dallas HS LLC
7.	Chatham Farmington HS LLC
8.	Chatham Maitland HS LLC
9.	Chatham Portland DT LLC
10.	Chatham Houston HAS II LLC
11.	Chatham White Plains RI LLC
12.	Chatham Houston CY LLC
13.	Chatham New Rochelle RI LLC
14.	Chatham Holtsville RI LLC
15.	Chatham Springfield VA LLC
16.	Chatham Summerville CY LLC
17.	Chatham Summerville RI LLC
18.	Chatham Washington DC LLC
19.	Chatham RIGG LLC
20.	Chatham Tysons RI LLC
21.	Chatham Pittsburgh HP LLC
22.	Chatham Exeter HAS LLC
23.	Chatham Denver Tech HG LLC
24.	Chatham Bellevue RI LLC
25.	Chatham Savannah SHS LLC
26.	Grand Prix Sili I LLC
27.	Grand Prix Sili II LLC
28.	Grand Prix San Mateo LLC
29.	Grand Prix Mountain View LLC
30.	Chatham San Antonio LLC
31.	Chatham Houston West Univ CY LLC
32.	Chatham Addison Quorum CY LLC
33.	Chatham Houston West Univ RI LLC
34.	Chatham Gaslamp RI LLC
35.	Chatham Lugano LLC
36.	Chatham Dedham RI LLC
37.	Chatham Cherry Creek HP LLC
38.	Chatham Burlington HG LLC
39.	Chatham MDR LLC
40.	Chatham Portsmouth LLC
41.	Chatham Dallas DT LLC
42.	Chatham Houston HAS LLC
43.	Chatham IHP LLC
44.	Chatham Warner LLC
45.	Chatham NewINK Member LLC

Exhibit B-1

46.	Chatham Portland DT 2 LLC
47.	Chatham Holtsville RI Utility Owner LLC
48.	Chatham Sili III LLC
49.	Chatham WASH PA SHS LLC
50.	Chatham Altoona CY LLC
51.	Chatham Billerica Leaseco LLC
52.	Chatham Leaseco I, LLC
53.	Chatham Portland DT Leaseco LLC
54.	Chatham Houston HAS Leaseco LLC
55.	Chatham White Plains RI Leaseco LLC
56.	Chatham Houston CY Leaseco LLC
57.	Chatham New Rochelle RI Leaseco LLC
58.	Chatham Holtsville RI Leaseco LLC
59.	Chatham Springfield VA Leaseco LLC
60.	Chatham Summerville CY Leaseco LLC
61.	Chatham Summerville RI Leaseco LLC
62.	Chatham Washington DC Leaseco LLC
63.	Chatham RIGG Leaseco LLC
64.	Chatham Tysons RI Leaseco LLC
65.	Chatham Pittsburgh HP Leaseco LLC
66.	Chatham Exeter HAS Leaseco LLC
67.	Chatham Denver Tech HG Leaseco LLC
68.	Chatham Bellevue RI Leaseco LLC
69.	Chatham Savannah SHS Leaseco LLC
70.	Chatham Sili I Leaseco LLC
71.	Chatham Sili II Leaseco LLC
72.	Chatham San Mateo Leaseco LLC
73.	Chatham Mountain View Leaseco LLC
74.	Chatham San Antonio Leaseco LLC
75.	Chatham Houston West Univ CY Leaseco LLC
76.	Chatham Addison Quorum CY Leaseco LLC
77.	Chatham Houston West Univ RI Leaseco LLC
78.	Chatham Gaslamp RI Leaseco LLC
79.	Chatham Lugano Leaseco LLC
80.	Chatham Dedham RI Leaseco LLC
81.	Chatham Cherry Creek HP Leaseco LLC
82.	Chatham Burlington HG Leaseco LLC
83.	Chatham MDR Leaseco LLC
84.	Chatham Portsmouth Leaseco LLC
85.	Chatham Dallas DT Leaseco LLC
86.	Chatham Warner Leaseco LLC
87.	Chatham NewINK Member III LLC
88.	Chatham Portland DT 2 Leaseco LLC
89.	Chatham Sili III Leaseco LLC
90.	Chatham Altoona CY Leaseco LLC
91.	Chatham Washington PA SHS Leaseco LLC
92.	Chatham Carlsbad HS Leaseco LLC

Exhibit B-1